Exhibit 99.1

Verra Mobility Announces First Quarter 2025 Financial Results

•
Total revenue of $223.3 million
•
Net income of $32.3 million
•
Net cash provided from operations of $63.0 million
•
Reaffirming 2025 full year guidance

MESA, Ariz., May 7, 2025 /PRNewswire/ – Verra Mobility Corporation (NASDAQ: VRRM), a leading provider of smart mobility technology solutions, announced today the financial results for the first quarter ended March 31, 2025.

“We delivered a strong first quarter with all key financial measures ahead of our internal expectations,” said David Roberts, President and CEO, Verra Mobility. “We are maintaining our Full-Year 2025 financial guidance; however, recognizing the uncertainty of the economic environment and the impact on future travel demand, there is risk of trending towards the lower-end of the ranges previously provided. Separately, we are honored by the opportunity to continue serving as New York City’s trusted technology partner for the city’s world-class transportation safety program.”

First Quarter 2025 Financial Highlights

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Revenue: Total revenue for the first quarter of 2025 was $223.3 million, an increase of 6% compared to $209.7 million for the first quarter of 2024. Service revenue growth was 5%, which was driven by 6% growth in our Commercial Services segment and 4% growth from our Government Solutions segment. Commercial Services revenue growth was due to increases in travel volume, product adoption and tolling activity, and the growth in Government Solutions service revenue was driven by the expansion of bus lane enforcement programs, back-office software as a service (“SaaS”) programs and school bus stop arm enforcement programs. Parking Solutions service revenue declined by less than $0.1 million compared to the first quarter of 2024, as increased revenue from SaaS product offerings was offset by a reduction in professional services revenue related to parking management solutions.
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Net income and Earnings Per Share (EPS): Net income for the first quarter of 2025 was $32.3 million, or $0.20 per share, based on 162.1 million diluted weighted average shares outstanding. Net income for the comparable 2024 period was $29.1 million, or $0.17 per share, based on 168.7 million diluted weighted average shares outstanding. The increase in net income for the first quarter of 2025 was primarily attributable to increased income from operations along with a decrease in interest expense compared to the prior year.
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Adjusted EPS*: Adjusted EPS for the first quarter of 2025 was $0.30 per share compared to $0.27 per share for the first quarter of 2024.
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Adjusted EBITDA*: Adjusted EBITDA was $95.4 million for the first quarter of 2025 compared to $92.8 million for the same period in 2024. Adjusted EBITDA margin was 43% and 44% of total revenue for the 2025 and 2024 periods, respectively.

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Net Cash Provided from Operations: Cash provided by operating activities increased by approximately $28.7 million from $34.3 million for the first quarter of 2024 to $63.0 million for the first quarter of 2025 due primarily to increased net income and a reduction in the net use of working capital, of which, the majority was attributable to a large payment that reduced accounts payable and other current liabilities in the first quarter of 2024.
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Free Cash Flow*: Free Cash Flow was $41.7 million for the first quarter of 2025 compared to $20.1 million for the same period last year.

*Non-GAAP measure; refer to “Non-GAAP Financial Measures” further below for explanatory notes and a reconciliation to the most directly comparable GAAP measure.

We report our results of operations based on three operating segments:

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Commercial Services offers automated toll and violations management and title and registration solutions to rental car companies, fleet management companies and other large fleet owners.
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Government Solutions delivers automated safety solutions to municipalities, school districts and government agencies, including services and technology that enable photo enforcement cameras to detect and process traffic violations related to speed, red-light, school bus and city bus lane management.
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Parking Solutions provides an integrated suite of parking software, transaction processing and hardware solutions to universities, municipalities, parking operators, healthcare facilities and transportation hubs in the United States and Canada.

First Quarter 2025 Segment Detail

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The Commercial Services segment generated total revenue of $101.4 million, a 6% increase compared to $95.9 million in the same period in 2024. Segment profit was $63.1 million, a 4% increase from $60.8 million in the prior year period. The increases in revenue and segment profit compared to the prior year period resulted from increased travel volume, product adoption and increased tolling activity partially offset by lower revenue from processing violations compared to the same period in the prior year. The segment profit margin was 62% for the first quarter of 2025 and 63% for the first quarter of 2024.
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The Government Solutions segment generated total revenue of $101.8 million, an 8% increase compared to $94.2 million in the same period in 2024. The increase was due to a 4% increase in recurring service revenue over the prior year quarter, primarily driven by the expansion of bus lane enforcement programs, back-office SaaS programs and school bus stop arm enforcement programs. In addition, product revenue increased approximately $3.9 million from the prior year period. The segment profit was $29.4 million in 2025 compared to $29.2 million in the prior year period with segment profit margins of 29% for 2025 and 31% for 2024.
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The Parking Solutions segment generated total revenue of $20.0 million, a 2% increase compared to $19.7 million in the same period in 2024 due to an increase in one-time product sales compared to the prior year quarter. The segment profit was $2.9 million compared to $2.8 million in the prior year period with segment profit margins of 15% for 2025 and 14% for 2024.

Liquidity: As of March 31, 2025, cash and cash equivalents were $108.5 million, and we generated $63.0 million in net cash provided by operating activities for the three months ended March 31, 2025.

Net Debt and Net Leverage*: As of March 31, 2025, Net Debt was $934.9 million and Net Leverage was 2.3x, as compared to $968.0 million and 2.4x as of December 31, 2024.

*Non-GAAP measure; refer to “Non-GAAP Financial Measures” further below for explanatory notes and a reconciliation to the most directly comparable GAAP measure.

NYCDOT Contract

On March 31, 2025, the New York City Department of Transportation (“NYCDOT”) announced that it identified the Company as the vendor to manage New York City’s automated enforcement camera safety programs for an expected five-year period after our current contract expires in December 2025. The New York City automated enforcement program remains an active procurement. Contract negotiations between NYCDOT and the Company are ongoing.

Share Repurchases and Retirement

In October 2023, our Board of Directors authorized a share repurchase program for up to an aggregate amount of $100.0 million of our outstanding shares of Class A Common Stock over an 18-month period. After we repurchased an aggregate 3.5 million shares for approximately $87.3 million in fiscal year 2024, our Board of Directors authorized the repurchase of up to an additional $100 million of our outstanding shares under the existing October 2023 program, providing us with approximately $112.7 million available for repurchases. On December 11, 2024, we entered into an accelerated share repurchase (ASR) agreement with a third-party financial institution and paid $112.7 million to receive an initial delivery of 3,821,958 shares of Class A Common Stock. The final settlement occurred on March 3, 2025, at which time, we received an additional 685,934 shares calculated using a volume-weighted average price over the term of the ASR agreement. All repurchased shares were subsequently retired.

2025 Full Year Guidance

Any guidance that we provide is subject to change as a variety of factors can affect actual operating results. Certain of the factors that may impact our actual operating results are identified below in the safe harbor language included within Forward-Looking Statements of this press release.

We are providing the following forward-looking guidance, which includes Adjusted EBITDA, Adjusted EPS, and Free Cash Flow, all of which are non-GAAP financial measures (defined below).

Based on our first quarter 2025 results and our outlook for the remainder of the year, we are reaffirming 2025 full year guidance for all financial measures.

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Total Revenue of $925 million to $935 million
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Adjusted EBITDA of $410 million to $420 million
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Adjusted EPS of $1.30 to $1.35
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Free Cash Flow of $175 million to $185 million

Underlying Assumptions for 2025 Full Year Guidance

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Weighted average fully diluted share count expected to be approximately 163 million shares for the full year 2025
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Effective tax rate (including state taxes) is expected to be 28.5% to 29.5%, with approximately $65 million in total cash taxes expected to be paid in 2025. The effective tax rate for Non-GAAP adjustments is provided in the Reconciliation of Net Income to Adjusted Net Income and Calculation of Adjusted EPS
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Depreciation and amortization expense expected to be approximately $110 million for 2025
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Total interest expense, net expected to be approximately $70 million, of which approximately $65 million is expected to be net cash interest paid
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Change in working capital (change in operating assets and liabilities) is expected to result in a use of cash of approximately $15 million for 2025
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Capital expenditures (purchases of installation and service parts and property and equipment) are expected to be approximately $90 million for 2025

Conference Call Details

Date: May 7, 2025

Time: 5:00 p.m. Eastern Time

To access this conference call by telephone, register here to receive dial-in numbers and a unique PIN to join the call.

Webcast Information: Available live in the “Investor Relations” section of our website at http://ir.verramobility.com.

A replay of the call will also be made available on the Investor Relations website. A copy of the earnings call presentation and investor presentation will be posted to our website.

About Verra Mobility

Verra Mobility is a leading provider of smart mobility technology solutions that make transportation safer, smarter and more connected. We sit at the center of the mobility ecosystem, bringing together vehicles, hardware, software, data and people to enable safe, efficient solutions for customers globally. Our transportation safety systems and parking management solutions protect lives, improve urban and motorway mobility and support healthier communities. We also solve complex payment, utilization and compliance challenges for fleet owners and rental car companies. We are headquartered in Arizona, and operate in North America, Europe, Asia and Australia. For more information, please visit www.verramobility.com.

Forward-Looking Statements

This press release contains forward-looking statements which address our expected future business and financial performance, and may contain words such as “goal,” “target,” “future,” “estimate,” “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “project,” “may,” “should,” “will” or similar expressions. Forward-looking statements include statements regarding changes and trends in the market for our products and services, including uncertainty of the economic environment and the impact on future travel demand and impact on our Commercial Services segment, expected strong sales bookings in our Government Solutions segment and a strong run-rate in our Parking Solutions segment, expected operating results and metrics, such as revenue growth, expansion plans and opportunities, 2025 full year guidance, including expected total revenue, Adjusted EBITDA, Adjusted EPS, and Free Cash Flow, the underlying assumptions for the 2025 full year guidance, including expected weighted average fully-diluted share count, effective tax rate and cash taxes, expected depreciation and amortization, expected interest expense, net and total net cash interest, expected change in working capital and expected capital expenditures, and our ability to meet our long-term outlook, including 2026 revenue and Adjusted EBITDA targets. Forward-looking statements involve risks and uncertainties and a number of factors could cause actual results to differ materially from those currently anticipated. These factors include, but are not limited to, the impact of negative industry and macroeconomic conditions on our customers or the Company; customer concentration in our Commercial Services and Government Solutions segments including risks impacting such segments, including travel demand and legislation, and the risks of losing a customer; risks related to our contract with NYCDOT, which comprises a material portion of our revenue and was extended through December 31, 2025, including risks related to the competitive procurement process for a new contract at materially different terms and pricing than our current contract and the risk that a new contract will not be consummated by the parties; our reliance on specialized third-party providers; risks and uncertainties related to our government contracts, including legislative changes, termination rights, delays in payments, audits and investigations; decreases in the prevalence or political acceptance of, or an increase in governmental restrictions regarding, automated and other similar methods of photo enforcement, parking solutions or the use of tolling; our ability to successfully implement our acquisition strategy or integrate acquisitions; failure in or breaches of our networks or systems, including as a result of cyber-attacks or other incidents; risks and uncertainties related to our international operations/our ability to develop and successfully market new products and technologies into new markets; our failure to acquire necessary intellectual property or adequately protect our intellectual property; our ability to manage our substantial level of indebtedness; our ability to maintain an effective system of internal controls; our ability to properly perform under our contracts and otherwise satisfy our customers; decreased interest in outsourcing from our customers; our ability to keep up with technological developments and changing customer preferences; our ability to compete in a highly competitive and rapidly evolving market; risks and uncertainties related to our share repurchase program; risks and uncertainties related to litigation, disputes and regulatory investigations; our reliance on specialized third-party vendors and service providers; and other risks and uncertainties indicated from time to time in documents we filed or will file with the Securities and Exchange Commission (the “SEC”). In addition, no assurance can be given that any plan, initiative, projection, goal, commitment, expectation, or prospect set forth in this release can or will be achieved. This press release should be read in conjunction with the information included in our other press releases, reports and other filings with the SEC. Additional information regarding the factors that may cause actual results to differ materially from these forward-looking statements is available in our SEC filings, including our 2024 Annual Report on Form 10-K and first quarter 2025 Quarterly Report on Form 10-Q. These forward-looking statements speak only as of the date of this release, and except to the extent required by applicable law, we do not assume any obligation to update or revise any forward-looking statement, whether as a result of new information, future events and developments or otherwise. Understanding the information contained in these filings is important in order to fully understand our reported financial results and our business outlook for future periods.

Additional Information

We periodically provide information for investors on our corporate website, www.verramobility.com, and our investor relations website, ir.verramobility.com.

We intend to use our website including our quarterly earnings presentation as a means of disclosing material non-public information, additional financial and operating metrics and for complying with disclosure obligations under Regulation FD. Accordingly, investors should monitor our website, in addition to following our press releases, SEC filings and public conference calls and webcasts.

Non-GAAP Financial Measures

In addition to disclosing financial results that are determined in accordance with U.S. generally accepted accounting principles (“GAAP”), we also disclose certain non-GAAP financial information in this press release. These financial measures are not recognized measures under GAAP and are not intended to be, and should not be, considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. EBITDA, Adjusted EBITDA, Free Cash Flow, Adjusted Net Income, Adjusted EPS, Adjusted EBITDA Margin, Net Debt, and Net Leverage are non-GAAP financial measures as defined by SEC rules. These non-GAAP financial measures may be determined or calculated differently by other companies. As a result, they may not be comparable to similarly titled performance measures presented by other companies. Reconciliations of these non-GAAP measurements to the most directly comparable GAAP financial measurements have been provided in the financial statement tables included in this press release, and investors are encouraged to review the reconciliations.

We are not providing a quantitative reconciliation of Adjusted EBITDA, Adjusted EPS, or Free Cash Flow which are included in our 2025 financial guidance above, in reliance on the “unreasonable efforts” exception for forward-looking non-GAAP measures set forth in SEC rules because certain financial information, the probable significance of which cannot be determined, is not available and cannot be reasonably estimated without unreasonable effort and expense. In this regard, we are unable to provide a reconciliation of forward-looking Adjusted EBITDA to GAAP net income, Adjusted EPS to net income per share, Free Cash Flow to net cash provided by operating activities and Net Leverage, due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation. Due to the uncertainty of estimates and assumptions used in preparing forward-looking non-GAAP measures, we caution investors that actual results could differ materially from these non-GAAP financial projections.

We use the non-GAAP metrics EBITDA, Adjusted EBITDA, Free Cash Flow, Adjusted Net Income, Adjusted EPS, Adjusted EBITDA Margin to measure our performance from period to period, to evaluate and fund incentive compensation programs and to compare our results to those of our competitors. We use the non-GAAP metrics Free Cash Flow in connection with managing the business and we use the non-GAAP metrics Net Debt and Net Leverage to understand our overall leverage position and to evaluate capital allocation decisions. In addition, we also believe that these non-GAAP measures provide useful information to investors regarding financial and business trends related to our results of operations and that when non-GAAP financial information is viewed with GAAP financial information, investors are provided with a more meaningful understanding of our ongoing operating performance, liquidity and leverage relative to other periods. These non-GAAP measures have certain limitations as analytical tools and should not be used as substitutes for net income, cash flows from operations, earnings per share, other consolidated income, cash flow or debt data prepared in accordance with GAAP.

EBITDA and Adjusted EBITDA

We define “EBITDA” as net income adjusted to exclude interest expense, net, income taxes, depreciation and amortization. “Adjusted EBITDA” further excludes certain non-cash expenses and non-recurring items.

Free Cash Flow

We define “Free Cash Flow” as net cash flow provided by operating activities less purchases of installation and service parts and property and equipment.

Adjusted Net Income

We define “Adjusted Net Income” as net income adjusted to exclude amortization of intangibles and certain non-cash or non-recurring expenses such as change in fair value of interest rate swap, loss on extinguishment of debt, among other items.

Adjusted EPS

We define “Adjusted EPS” as Adjusted Net Income divided by the diluted weighted average shares for the period.

Adjusted EBITDA Margin

We define “Adjusted EBITDA Margin” as Adjusted EBITDA as a percentage of total revenue.

Net Debt

We define “Net Debt” as total long-term debt, net excluding original issue discounts and unamortized deferred financing costs, less cash and cash equivalents.

Net Leverage

We define “Net Leverage” as Net Debt divided by the trailing twelve months Adjusted EBITDA as of the current quarter-end.

Additional Metrics

Recurring Revenue or Recurring Service Revenue

We define “Recurring Revenue” or “Recurring Service Revenue” as all revenue other than product sales for each of our segments, as we typically generate revenue on a recurring monthly basis under long-term contracts with our customers. This includes our Commercial Services segment where we generate service revenue through processing of tolls, violations, and titles and registrations.

VERRA MOBILITY CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except per share data)	March 31, 2025	December 31, 2024
Assets
Current assets:
Cash and cash equivalents	$108,453	$77,560
Restricted cash	6,078	3,594
Accounts receivable (net of allowance for credit losses of $18.7 million and $17.0 million at March 31, 2025 and December 31, 2024, respectively)	212,109	206,503
Unbilled receivables	46,776	48,193
Inventory	15,950	15,502
Prepaid expenses and other current assets	36,685	42,647
Total current assets	426,051	393,999
Installation and service parts, net	32,993	36,631
Property and equipment, net	154,108	141,601
Operating lease assets	30,013	29,895
Intangible assets, net	216,013	232,297
Goodwill	737,572	735,615
Other non-current assets	46,350	44,451
Total assets	$1,643,100	$1,614,489
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$89,835	$91,224
Deferred revenue	26,290	29,374
Accrued liabilities	73,538	73,980
Tax receivable agreement liability, current portion	5,163	5,163
Total current liabilities	194,826	199,741
Long-term debt, net	1,032,844	1,034,211
Operating lease liabilities, net of current portion	25,820	25,757
Tax receivable agreement liability, net of current portion	42,977	42,977
Asset retirement obligations	15,838	15,493
Deferred tax liabilities, net	14,486	14,699
Other long-term liabilities	16,734	16,486
Total liabilities	1,343,525	1,349,364
Commitments and contingencies
Stockholders' equity
Preferred stock, $0.0001 par value	—	—
Common stock, $0.0001 par value	16	16
Additional paid-in capital	549,603	551,955
Accumulated deficit	(234,612)	(269,287)
Accumulated other comprehensive loss	(15,432)	(17,559)
Total stockholders' equity	299,575	265,125
Total liabilities and stockholders' equity	$1,643,100	$1,614,489

VERRA MOBILITY CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE INCOME

(Unaudited)

	Three Months Ended March 31,
(In thousands, except per share data)	2025	2024
Service revenue	$211,902	$202,721
Product sales	11,352	7,009
Total revenue	223,254	209,730
Cost of service revenue, excluding depreciation and amortization	4,783	4,305
Cost of product sales	8,032	5,286
Operating expenses	73,739	70,640
Selling, general and administrative expenses	51,501	48,171
Depreciation, amortization and (gain) loss on disposal of assets, net	27,814	26,975
Total costs and expenses	165,869	155,377
Income from operations	57,385	54,353
Interest expense, net	16,636	19,635
Gain on interest rate swap	—	(396)
Loss on extinguishment of debt	25	595
Other income, net	(4,109)	(4,453)
Total other expenses	12,552	15,381
Income before income taxes	44,833	38,972
Income tax provision	12,494	9,823
Net income	$32,339	$29,149
Other comprehensive income (loss):
Change in foreign currency translation adjustment	2,127	(3,260)
Total comprehensive income	$34,466	$25,889
Net income per share:
Basic	$0.20	$0.18
Diluted	$0.20	$0.17
Weighted average shares outstanding:
Basic	159,544	166,241
Diluted	162,066	168,726

VERRA MOBILITY CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended March 31,
($ in thousands)	2025	2024
Cash Flows from Operating Activities:
Net income	$32,339	$29,149
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	27,490	26,886
Amortization of deferred financing costs and discounts	932	1,361
Change in fair value of interest rate swap	—	(102)
Loss on extinguishment of debt	25	595
Credit loss expense	8,115	5,247
Deferred income taxes	(1,480)	696
Stock-based compensation	6,456	5,558
Other	1,227	319
Changes in operating assets and liabilities:
Accounts receivable	(13,541)	10,223
Unbilled receivables	1,508	(6,501)
Inventory	237	479
Prepaid expenses and other assets	4,777	5,565
Deferred revenue	(3,161)	(3,831)
Accounts payable and other current liabilities	(2,085)	(40,783)
Other liabilities	126	(529)
Net cash provided by operating activities	62,965	34,332
Cash Flows from Investing Activities:
Cash receipts for interest rate swap	—	294
Purchases of installation and service parts and property and equipment	(21,243)	(14,279)
Cash proceeds from the sale of assets	24	48
Net cash used in investing activities	(21,219)	(13,937)
Cash Flows from Financing Activities:
Repayment of long-term debt	(2,255)	(2,255)
Payment of debt issuance costs	(43)	(107)
Proceeds from the exercise of stock options	170	689
Payment of employee tax withholding related to RSUs and PSUs vesting	(6,606)	(4,608)
Net cash used in financing activities	(8,734)	(6,281)
Effect of exchange rate changes on cash and cash equivalents	365	(608)
Net increase in cash, cash equivalents and restricted cash	33,377	13,506
Cash, cash equivalents and restricted cash - beginning of period	81,154	139,722
Cash, cash equivalents and restricted cash - end of period	$114,531	$153,228

VERRA MOBILITY CORPORATION

RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA (Unaudited)

	Three Months Ended March 31,
($ in thousands)	2025	2024
Net income	$32,339	$29,149
Interest expense, net	16,636	19,635
Income tax provision	12,494	9,823
Depreciation and amortization	27,490	26,886
EBITDA	88,959	85,493
Transaction and other related expenses (i)	—	1,528
Gain on interest rate swap (ii)	—	(396)
Loss on extinguishment of debt (iii)	25	595
Stock-based compensation (iv)	6,456	5,558
Adjusted EBITDA	$95,440	$92,778

Adjusted EBITDA Margin	43%	44%
Revenue	223,254	209,730

(i)
Transaction and other related expenses for the three months ended March 31, 2024 primarily consist of debt modification costs related to the February 2024 refinancing on our First Lien term loan.
(ii)
Gain on interest rate swap was associated with the derivative instrument re-measured to fair value at the end of the reporting period offset by the related monthly cash receipts.
(iii)
Loss on extinguishment of debt consists of the write-off of pre-existing original issue discounts and deferred financing costs associated with the refinancing of our debt for the three months ended March 31, 2024.
(iv)
Stock-based compensation represents the non-cash charge related to the issuance of awards under the Verra Mobility Corporation Amended and Restated 2018 Equity Incentive Plan.

RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW (Unaudited)

	Three Months Ended March 31,
($ in thousands)	2025	2024
Net cash provided by operating activities	$62,965	$34,332
Purchases of installation and service parts and property and equipment	(21,243)	(14,279)
Free Cash Flow	$41,722	$20,053

RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME AND CALCULATION OF ADJUSTED EPS (Unaudited)

	Three Months Ended March 31,
(In thousands, except per share data)	2025	2024
Net income	$32,339	$29,149
Amortization of intangibles	16,697	16,745
Transaction and other related expenses	—	1,528
Change in fair value of interest rate swap	—	(102)
Loss on extinguishment of debt	25	595
Stock-based compensation	6,456	5,558
Total adjustments before income tax effect	23,178	24,324
Income tax effect on adjustments	(6,714)	(7,119)
Total adjustments after income tax effect	16,464	17,205
Adjusted Net Income	$48,803	$46,354

Adjusted EPS	$0.30	$0.27
Diluted weighted average shares outstanding	162,066	168,726
Annual estimated effective income tax rate (1)	29%	30%

(1)
The annual estimated effective tax rate used above excludes discrete items as they do not impact taxable income. This rate differs from the period-to-date effective tax rate used on our condensed consolidated statements of operations which includes the discrete items.

RECONCILIATION OF TOTAL LONG-TERM DEBT, NET TO NET DEBT AND NET LEVERAGE (Unaudited)

($ in thousands)	March 31, 2025	December 31, 2024
Total long-term debt, net	$1,032,844	$1,034,211
Original issue discounts	2,138	2,322
Unamortized deferred financing costs	8,332	9,035
Total long-term debt, excluding original issue discounts and unamortized deferred financing costs	1,043,314	1,045,568
Cash and cash equivalents	(108,453)	(77,560)
Net Debt	$934,861	$968,008

Net Leverage	2.3x	2.4x
Trailing twelve months adjusted EBITDA	404,276	401,614

Adjusted EBITDA
Three months ended March 31, 2025	$95,440	$—
Three months ended March 31, 2024	—	92,778
Three months ended December 31, 2024	101,988	101,988
Three months ended September 30, 2024	104,697	104,697
Three months ended June 30, 2024	102,151	102,151
Trailing twelve months adjusted EBITDA	$404,276	$401,614

Investor Relations Contact

Mark Zindler

mark.zindler@verramobility.com